SETTLEMENT AGREEMENT AND MUTUAL LIMITED RELEASES

          This Settlement Agreement and Mutual Limited Releases (the “Agreement”) is made and entered into as of this 28th day of April, 2010, by and among Americas Wind Energy Inc., an Ontario registered company (“AWE”), Americas Wind Energy Corporation, a Nevada corporation and the parent of AWE (“Parent,” together with AWE, the “AWE Parties”), Emergya Wind Technologies B.V., a private company with limited liability organized under the laws of the Netherlands (“Emergya”), and EWT–Americas Inc., a Delaware corporation (“EWT,” together with Emergya, the “EWT Parties”). The EWT Parties and the AWE Parties are sometimes collectively referred to herein as the “Parties.”

RECITALS

          WHEREAS, the Parties entered into a written Sublicense Agreement, dated as of March 5, 2009 (the “Sublicense Agreement”), wherein AWE agreed to sublicense to EWT that certain License Agreement, dated as of April 23, 2004, by and between AWE and Emergya (the “Master License”) in exchange for certain sublicense payments from EWT with respect to sales of medium capacity wind turbines to certain specified customers;

          WHEREAS, on or about February 1, 2010, the EWT Parties terminated the Sublicense Agreement based upon certain breaches by AWE of the Sublicense Agreement, and, in response, AWE asserted that the EWT Parties did not have the right to terminate the Sublicense Agreement, that AWE had not breached the Sublicense Agreement, and that it would have certain counterclaims against EWT arising out of the Sublicense Agreement in addition to claims against Emergya related to systems and products purchased from Emergya;

          WHEREAS, the Parties have agreed to enter into this Agreement to avoid the time and expenses of litigation; and

     WHEREAS, the Parties have mutually and voluntarily chosen to resolve their claims and defenses without litigation on the terms and conditions hereinafter set forth, in complete and final settlement of any and all claims, defenses, counterclaims, differences, and causes of action.

     NOW, THEREFORE, in consideration of the mutual covenants set forth below and the consideration hereinafter contained, the receipt and adequacy of which is hereby acknowledged, and without an admission of liability by any party hereto, the Parties hereby agree as follows:

     1.      WARRANTIES

     The Parties warrant and represent to each other that they have made no assignment of any rights or claims which are the subject of this Agreement and that the individual executing this Agreement on behalf of each Party is duly authorized to execute this Agreement.

     2.      PAYMENT AND OTHER OBLIGATIONS

          2.1 Payment by EWT

     EWT will make payments to AWE in an amount equal to 3% of Sales Revenues from completed sales of Goods made during the Settlement Payment Period (the “Settlement Payments”). For purposes hereof, completed sales of Goods means executed written purchase orders with customers, provided that any financing condition or other conditions upon which such orders may have been contingent shall have been waived or satisfied (no financing contingency). The aggregate Settlement Payments received by AWE hereunder shall not under any circumstances exceed the Maximum Payment Cap. The Settlement Payments will only be made to the extent the Sales Revenue has been actually collected by EWT. All amounts retained, set-off or netted from the Settlement Payments by EWT in accordance with the terms of this Agreement shall be deemed not to have been received by AWE for purposes of determining whether the Maximum Payment Cap has been achieved. Settlement Payments will be due to AWE within sixty (60) days of the last day of the month, commencing with the later to occur of (i) month ending April 30, 2010 or (ii) the month ending after the Effective Date, and shall include 3% of Sales Revenues generated and collected under the Sublicense Agreement with respect to the specified customers named therein which were not yet due to be paid to AWE at the time of termination of said Sublicense Agreement.

          2.2      Definitions for Purposes of this Section 2

(a)	“Effective Date” shall mean the date of the satisfaction or waiver of the conditions set out in Section 5 of this Agreement.

(b)	“Exclusive Rights Territory” shall mean the “Exclusive Rights Territory” as defined in the Master License.

(c)	“Goods” shall mean wind turbines in the size range of 600 kw to 1 mw defined as “Medium Capacity Wind Turbines” in the Master License and components thereof.

(d)	“Maximum Payment Cap” means Ten Million U.S. Dollars ($10,000,000).

(e)

“Sales Revenue” shall mean revenue recognized from the sale of Goods, in accordance with GAAP, on a percentage completion basis, generated by EWT or Emergya, or any other entity to whom Emergya or EWT has licensed, sold, transferred or disposed of any rights to sell Goods in the Exclusive Rights Territory with respect to projects in the Exclusive Rights Territory.

(f)

“Settlement Payment Period” means the period commencing on the Effective Date and terminating on the earlier of to occur of (i) the fourth anniversary of the Effective Date or (ii) the date upon which the payments received by AWE equal the Maximum Payment Cap.

          2.3      Amounts Owing Emergya by AWE Parties

     The AWE Parties acknowledge and agree that amounts are currently due from AWE to EWT and/or Emergya as reflected in that certain Exhibit D of the Sublicense Agreement and that the EWT Parties will have additional obligations to former AWE customers in relation to wind turbines and components. Accordingly, the AWE Parties consent to a variation of the sharing of revenues from the sale of Goods to reflect the same. The Parties hereby agree to fix the total amount recoverable by the EWT Parties from the AWE Parties at $4,000,000 US. EWT may retain all of the Settlement Payments to be applied against the amount recoverable until a total of $2,000,000 US has been so retained. Thereafter, subsequent Settlement Payments will be made to AWE on a 50% basis. For purposes of clarity, during the Settlement Payment Period, AWE will not receive any Settlement Payments until EWT has retained $2,000,000 US from the Settlement Payments and thereafter AWE will receive 50% of the Settlement Payments until EWT has retained $4,000,000. None of the EWT Parties shall have any right to collect or demand the fixed agreed upon amount of $4,000,000 US from any of the AWE Parties outside of EWT’s right to retain funds as set out herein.

     Within sixty (60) days of each month end with respect to the commencement of Settlement Payments, EWT will provide AWE with a monthly statement of Sales Revenues and completed sales of Goods made during that month. To the extent requested by AWE in writing, from time to time, and at AWE’s expense (which at EWT’s option may be deducted from Settlement Payments and, notwithstanding anything to the contrary contained in this Agreement, such deduction will be counted in determining the Maximum Payment Cap), EWT will have quarterly statements regarding the monthly information prepared and certified by an independent auditor and delivered to AWE within sixty (60) days of quarter end. Notwithstanding the foregoing, in the event that any such quarterly statement discloses a discrepancy in Sales Revenue or sales of Goods in AWE’s favor by greater than five percent (5%) of that reported by EWT in the statements to AWE, such auditor certification shall be at the cost of EWT.

          2.4      Consulting Agreements

          (a)       EWT agrees to reinstate the following agreements as of the Effective Date,

subject to the conditions set forth herein and the execution and delivery of the General Releases, in the form attached hereto as Exhibit A, by each of the Consultants named in the following agreements:

          (1) That certain Consulting Agreement between Harold Dickout and EWT, dated as of March 5, 2009; and

          (2) That certain Consulting Agreement between Frank Pickersgill and EWT, dated as of March 5, 2009.

          Section 3.1(a)(ii) of the above-referenced Consulting Agreements will be deemed to be deleted as of the Effective Date.

          (b) Subject to receipt of the General Releases by each consultant, EWT will make the payments due thereunder which were not otherwise paid under such Consulting Agreements in a lump sum equal to $56,250 US to each consultant on the date of execution hereof by all parties notwithstanding whether the conditions precedent set forth in Section 5 have been satisfied.

          2.5      Termination and Survival Provisions

     The Sublicense Agreement and the Master License are terminated effective as of February 1, 2010. Notwithstanding such termination, the following provisions of the Sublicense Agreement shall survive the execution and delivery of this Agreement: Section 7.1, Section 7.2 as to claims by third parties (other than claims by AWE’s former customers listed in Exhibit B hereto), and Article VIII. To the extent any EWT Parties are entitled to indemnification under the survived Section 7.2 of the Sublicense Agreement, EWT shall have the absolute right to set-off any such amounts against any Settlement Payments to be made under this Agreement. Any such indemnification payments set-off shall not be deemed received by AWE for purposes of determining whether the Maximum Payment Cap has been achieved.

     3.      GENERAL PROVISIONS

          3.1      Confidentiality

     The Parties agree that the terms of this Agreement shall be confidential and shall not be disclosed to third parties. Notwithstanding the foregoing, the Parties may disclose the terms of this Agreement (a) if required to do so by any public agency entitled to receive such information pursuant to its rules and regulations or applicable statute; (b) to their own investors, accountants, or attorneys; (c) pursuant to a valid court order, subpoena, or discovery request made during the course of litigation; (d) as necessary to enforce the terms of this Agreement; and (e) in respect of filings as set out below. The Parties acknowledge that the terms of Section 3.1 of this Agreement are material. Notwithstanding the foregoing, the AWE Parties agree not to issue any press release or other public statements with respect to this Agreement or the transactions contemplated hereby without first providing the EWT Parties with an opportunity to review and comment and furthermore, unless required by law, the AWE Parties shall not reference the EWT Parties or their affiliates in any business materials, including, without limitation, web site and general communications. The AWE Parties agree to include modifications to any such press releases or public statements as the EWT Parties shall reasonably request so long as the EWT Parties provide such comments within a reasonable time given any particular filing deadlines. The EWT Parties acknowledge that, as a company with a class of securities registered under the Exchange Act, as amended, Parent has certain disclosure obligations and as such may be required to file a current report on Form 8-K and may be required by law to disclose other aspects of this Agreement in the future. Parent agrees to give the EWT Parties and their representatives an opportunity to review any such reports prior to filing and to include such modifications thereto as the EWT Parties shall reasonably request so long as the EWT Parties provide such comments within a reasonable time given any particular filing deadlines. The AWE Parties agree to seek confidential treatment (if applicable) with respect to any filings which provide any information which would otherwise be deemed or treated as confidential under the terms of this Agreement.

     If any Party or individual who is a recipient of a disclosure pursuant to the terms of Section 3.1 of this Agreement breaches Section 3.1 of this Agreement, the non-breaching Party shall be entitled to exercise all rights and remedies in law and equity. The fact that the Parties have reached a new agreement is not confidential.

     4.      LIMITED RELEASES

          4.1      Limited Release by EWT Parties

     The EWT Parties, for themselves, their respective stockholders, officers, directors, employees, agents, attorneys, partners, subsidiaries, affiliates, divisions, parents, predecessors, successors and assigns, hereby:

          (a) release and discharge the AWE Parties and each of their respective representatives, shareholders, officers, directors, employees, agents, attorneys, partners, subsidiaries, affiliates, divisions, parents, predecessors, successors and assigns (collectively, the “AWE Released Parties”), from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, extent, executions, claims and demands whatsoever, in law or equity, whether known or unknown, foreseen or unforeseen, against the AWE Released Parties that they have, ever had, or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, save and except for those duties and obligations of the AWE Released Parties either expressly set forth in this Agreement or otherwise recited in this Agreement to survive the execution hereof; and

          (b) acknowledge, represent, covenant and warrant that the obligations imposed by this release shall be forever binding, and that this release may not be modified, amended, annulled, rescinded or otherwise changed except in a writing signed by the AWE Parties which expressly refers to this Agreement.

          4.2 Limited Release by the AWE Parties

     The AWE Parties, for themselves and their respective stockholders, officers, directors, employees, agents, attorneys, partners, subsidiaries, affiliates, divisions, parents, predecessors, successors and assigns hereby:

          (a) release and discharge the EWT Parties and each of their respective representatives, shareholders, officers, directors, employees, agents, attorneys, partners, subsidiaries, affiliates, divisions, parents, predecessors, successors and assigns, (collectively, the “EWT Released Parties”), from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, extent, executions, claims and demands whatsoever, in law or equity, whether known or unknown, foreseen or unforeseen, against the EWT Released Parties that they have, ever had, or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, save and except for those duties and obligations of the EWT Parties either expressly set forth in this Agreement or otherwise recited in this Agreement to survive the execution hereof; and

          (b) acknowledge, represent, covenant and warrant that the obligations imposed by this release shall be forever binding, and that this release may not be modified, amended, annulled, rescinded or otherwise changed except in a writing signed by the EWT Parties which expressly refers to this Agreement.

          4.3      Covenant Not to Sue

          Each Party (individually, derivatively and representatively) agrees not to sue or initiate any proceedings against any other person, firm or corporation released hereby with respect to any of the claims released pursuant to this Agreement, and each Party agrees to indemnify each other person, firm or corporation released hereby against all damages and expenses (including reasonable attorneys’ fees and other litigation expenses) incurred by any such released person, firm or corporation in the defense of any such lawsuit or proceeding.

     5.      CONDITION PRECEDENT

     Except as otherwise provided in Section 2.4 of this Agreement, this Agreement is conditioned upon the following:

          (a) EWT being able to reach satisfactory agreement with the former customers of AWE, listed on the attached Exhibit B, which agreement shall be in the sole discretion of EWT, and shall set forth EWT’s obligations going forward and fully release both the EWT Parties and the AWE Parties fully for all time with respect to matters arising out of AWE’s agreements with said parties. The AWE Parties, upon request of EWT, will enter into and execute an accompanying mutual release of the customer to the extent that such release is a customer condition to customer’s release of the AWE Parties. The EWT Parties shall have forty-five days (45) from the date of execution hereof to obtain said agreements. If such agreements have not been obtained within said time frame and the EWT Parties do not otherwise waive the condition, this Agreement (save and except for Section 2.4(b) hereof) shall be deemed void and be of no further force and effect; and

          (b) This Agreement is further conditioned upon receipt of the approval of the supervisory board of Emergya on or before April 30, 2010.

     6.      INTEGRATION AND MODIFICATION CLAUSE

     This document contains the complete agreement between the Parties, and, except as expressly set forth herein, supersedes any and all prior and contemporaneous communications, agreements and understandings, written or oral, relating to the matters set forth herein. This Agreement may not be modified, amended, annulled, rescinded or otherwise changed except in a writing signed by both Parties which expressly refers to this Agreement. Notwithstanding the agreement of the parties that this Agreement does not constitute an admission of liability: (a) this Agreement may be filed or otherwise produced in any proceedings as may be necessary to consummate or enforce this Agreement or the settlement referred to herein; and (b) either Party may file or otherwise produce this Agreement in any action that may be brought against it in order to support a defense or counterclaim based on principles of release, good-faith settlement or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

     7.      VOLUNTARY EXECUTION

     The EWT Parties and the AWE Parties acknowledge that each has read this Agreement thoroughly and completely and understand the rights and remedies under this document, and that the document is executed voluntarily.

     8.      NEITHER PARTY THE DRAFTER

     Neither party will be viewed as the drafter of this Agreement. Both parties participated in the negotiation of its terms.

     9.      REPRESENTATION BY COUNSEL

     The Parties hereby agree that they have had the advice of counsel of their choosing in negotiations for and in the preparation of this Agreement, and they have read the Agreement fully explained by such counsel, and are fully aware of its contents and legal effect.

     10.      EXECUTION IN COUNTERPARTS

     This Agreement may be signed in one or more counterparts, each such counterpart being as fully effective as if a single original had been signed, but all of which taken together shall constitute one and the same Agreement. A photocopy, facsimile or electronic copy of this Agreement or any signature hereon shall be deemed an original for all purposes. This Agreement may be maintained by the Parties or either of them exclusively in electronic form.

     11.      COSTS

     The Parties will bear their own costs, expenses and attorneys’ fees, whether taxable or otherwise, incurred or arising out of the termination of the Sublicense Agreement. Any payment required to be paid by EWT to AWE hereunder that is not paid when due shall bear interest at the rate of 9% per annum (0.75% per month) from the date such payments are due until paid.

     12.      CHOICE OF LAW AND FORUM

     This Agreement shall be governed and interpreted in accordance with the substantive laws of the State of Delaware. The Parties agree that the exclusive forum for any action concerning the Agreement shall be Providence, Rhode Island. All covenants and agreements contained herein shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, successors and assigns.

     13.      NOTICES

     All notices hereunder shall be in writing. Any notice hereunder shall be deemed duly given (i) when delivered personally to the recipient or by facsimile with evidence of delivery, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iii) upon actual delivery to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

     For the EWT Parties:

Michael F. Sweeney, Esq.
Duffy & Sweeney, Ltd.
1800 Financial Plaza
Providence, RI 02903
Facsimile: 401-455-0701

     With a copy to:

Eric Bakker, Chief Executive Officer
Emergya Wind Technologies B.V.
Building ‘Le Soleil’
Computerweg 1F
3821 AA Amersfoort
The Netherlands
Facsimile: +31 (0)33 456 30 92

     For AWE Parties:

Americas Wind Energy Corporation
24 Palace Arch Drive
Toronto, A6 M9A 251
Hal Dickout, President
Facsimile: 416-233-6493

with a copy to:

Sutherland Mark Flemming Snyder – Penner Professional Corporation
100 675 Queen Street South
Kitchener, Ontario 2M 1A1
Paul Flemming, Solicitor
Facsimile: 519-725-2525

With a copy to:
Frank D. Pickersgill
48 Oxton Avenue
Toronto, Ontario M5P 1L9
Facsimile: 416-481-9626

     Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

     14.      ASSIGNMENT

     The AWE Parties hereby assign to EWT any and all rights that they may have under any customer contract, agreement or understanding relating to (i) receipt of payment from the customer or (2) any letters of credit or equivalent issued in favor of any AWE Parties in connection with receipt of payment under the customer agreement; provided, however, EWT Parties do not assume any obligations of the AWE Parties under any such customer agreements, contracts or understandings.

     15.      PRIOR ASSIGNMENT

     The Parties acknowledge that the assignment of the G.E. License referenced in that certain Assignment Agreement dated as of March 5, 2009 remains in full force and effect and is not affected in any way by this Agreement.

     16.      EMERGYA

     Emergya and EWT each covenants and agrees that to the extent that it licenses, sells, transfers, or disposes of any rights to sell Goods in the Exclusive Rights Territory during the Settlement Payment Period, the EWT Parties shall forthwith provide written notice to the AWE Parties of such sale, license, transfer or disposition, and any such sale, license, transfer or disposition shall be made subject to this Agreement.

EXECUTED as a sealed instrument on the date and year hereinabove set forth.

Americas Wind Energy Inc.	EWT-Americas Inc.

By: /s/ H.C.F. Dickout	By: /s/ Eric Bakker and /s/ Alex Oostvogel
Name: H.C.F. Dickout	Name: E. Bakker CEO &
Alex Oostvogel CFO
Title: CEO	Title:

Americas Wind Energy Corporation	Emergya Wind Technologies B.V.

By: /s/ H.C.F. Dickout	By: /s/ Eric Bakker and /s/ Alex Oostvogel
Name: H.C.F. Dickout	Name: E. Bakker CEO &
Alex Oostvogel CFO
Title: CEO	Title: